Exhibit 99.1
THE ST. JOE COMPANY
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
On March 5, 2014, the St. Joe Company (the “Company”) completed a sale of approximately 380,000 acres of land located in Northwest Florida owned by the Company, along with certain other assets and inventory and rights under certain continuing leases and contracts to subsidiaries of AgReserves, Inc. (“AgReserves”) for $559 million (the “AgReserves Sale”). The purchase price was paid in part cash of $359 million and in part 15 year installment notes of $200 million that are fully secured by irrevocable standby letters of credit (the “Timber Note”). The land sold include substantially all of the Company’s land designated for forestry operations as well as other non-strategic land (i) that is not utilized in the Company’s residential or commercial real estate segments or its resorts, leisure and leasing segment or (ii) that is not part of Company’s development plans.
On April 2, 2014, the Company completed its previously announced sale to an affiliate of Mattamy (Jacksonville) Partnership d/b/a Mattamy Homes (“Mattamy”) a sale of approximately 4,057 acres of real property, which constitutes the RiverTown community in St. Johns County, Florida, along with all of the Company’s related development or developer rights, founder’s rights and certain tangible and intangible personal property in exchange for (1) $43.6 million in cash and note, (2) the assumption, at closing, of the Company’s Rivers Edge Community Development District (“Rivers Edge CDD”) obligations ($11.0 million as of the date of closing) and (3) the post-closing obligation to purchase certain RiverTown community related impact fee credits from us as the RiverTown community is developed (the “RiverTown Sale”).

Mattamy paid the Company $24 million in cash and $19.6 million in the form of a purchase money note (the “RiverTown Note”). The RiverTown Note bears interest at 5.25% per annum, matures on June 30, 2015 and is payable as follows: (i) accrued interest on September 30, 2014, (ii) accrued interest plus $1.0 million of principal on March 30, 2015 and (iii) all accrued interest and remaining principal on June 30, 2015. The RiverTown Note is secured by a mortgage imposing a first priority security lien on the real property included the RiverTown Sale.
Based on Mattamy’s current development plans and St. Johns County’s current rates for impact fees, the Company estimates that it may receive $20 million to $26 million for the impact fees over the five-year period following the closing (most of which, the Company could receive at the end of that five-year period). However, the actual additional consideration received for the impact fees, will be based on Mattamy’s actual development of the RiverTown Community, the timing of Mattamy’s development of the RiverTown Community and the impact fee rates at the time of such development (as determined by St. Johns County’s then current impact fee rate schedule), which are all factors beyond the Company's control. Consequently, the following Unaudited Pro Forma Consolidated Financial Information do not reflect the receipt of any funds arising from the purchase of impact fees. The Company cannot provide any assurance as to the amount or timing of any payments it may receive for the impact fees.

The following Unaudited Pro Forma Consolidated Financial Information of the Company has been derived from the historical financial statements of the Company, as adjusted, to give effect to the AgReserves Sale and the RiverTown Sale. The historical financial statements of the Company as set forth herein has been derived from the historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013. The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2013, includes pro forma adjustments giving effect to the AgReserves Sale and the RiverTown Sale as if it had occurred on that date. The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2013, includes pro forma adjustments giving effect to the AgReserves Sale and the RiverTown Sale as if it had occurred on December 31, 2012. The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2013 and the Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2013 reflect all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation of the information contained herein. The Company adheres to the same accounting policies in preparation of its unaudited interim condensed consolidated financial statements. As required under GAAP, interim accounting for certain expenses are based on full year assumptions.
The Unaudited Pro Forma Consolidated Financial Information is presented to comply with the rules and regulations of the Securities and Exchange Commission governing the disclosure of pro forma information. The Unaudited Pro Forma Consolidated Financial Information has been provided for informational purposes only and should not be considered indicative of the financial condition or results of operations that would have been achieved had the the AgReserves Sale and the RiverTown Sale occurred as of the dates presented. Accordingly, the Unaudited Pro Forma Consolidated Financial Information should not be read to be indicative of the Company’s financial condition or results of operations that might be achieved as of any future date or for any future period. The Unaudited Pro Forma Consolidated Financial Information, including the notes thereto, should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2013.

The St. Joe Company
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2013
(In thousands)

		(Unaudited) Pro forma Adjustments		(Unaudited) Pro forma Adjustments
	Historical	AgReserves Sale		RiverTown Sale		Pro forma
ASSETS
Investments in real estate, net	$385,009	$(51,954)	a	$(22,307)	f	$310,748
Cash and cash equivalents	21,894	348,036	b	23,600	g	393,530
Investments	146,972	—		—		146,972
Notes receivable, net	7,332	200,000	b	19,600	g	226,932
Pledged treasury securities	26,260	—		—		26,260
Prepaid pension asset	35,117	—		—		35,117
Property and equipment, net	11,410	(219)	a	(6)	f	11,185
Deferred tax asset	12,866	(12,866)	c	—		0
Other assets	22,612	(1,543)	a	(245)	f	20,824
Total Assets	$669,472	$481,454		$20,642		$1,171,568

LIABILITIES AND EQUITY
LIABILITIES:
Debt	$44,217	$—		$(5,521)	f	$38,696
Accounts payable	12,083	(456)	a	—		11,627
Income taxes payable	302	80,096	c	(21,025)	h	59,373
Deferred tax liability	—	15,303	c	31,098	h	46,401
Accrued liabilities and deferred credits	49,345	(12,858)	a	—		36,487
Total liabilities	105,947	82,085		4,552		192,584

EQUITY:
Common stock, no par value	892,027	—		—		892,027
Retained earnings	(325,871)	399,369	d	16,090	i	89,588
Accumulated other comprehensive loss	(7,517)	—		—		(7,517)
Treasury stock at cost	(285)	—		—		(285)
Total stockholders’ equity	558,354	399,369		16,090		973,813
Non-controlling interest	5,171	—		—		5,171
Total equity	563,525	399,369		16,090		978,984
Total Liabilities and Equity	$669,472	$481,454		$20,642		$1,171,568

See Notes to the Unaudited Pro Forma Consolidated Financial Statements

The St. Joe Company
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2013
(In thousands, except share and per share amounts)

		(Unaudited) Pro forma Adjustments		(Unaudited) Pro forma Adjustments
	Historical	AgReserves Sale		RiverTown Sale		Pro forma
Revenues:
Real estate sales	$45,039	$—		$(2,054)	j	$42,985
Resorts, leisure and leasing revenues	50,767	—		—		50,767
Timber Sales	35,450	(28,757)	e	—		6,693
Total revenues	131,256	(28,757)		(2,054)		100,445

Expenses:
Cost of real estate sales	24,277	—		(1,352)	j	22,925
Cost of resorts, leisure and leasing revenues	41,109	—		—		41,109
Cost of timber sales	21,527	(16,923)	e	—		4,604
Other operating expenses	12,323	(408)	e	(1,806)	j	10,109
Corporate expense	17,032	(68)	e	—		16,964
Depreciation, depletion and amortization	9,131	(1,374)	e	—		7,757
Impairment losses	5,080	—		—		5,080
Total expenses	130,479	(18,773)		(3,158)		108,548
Operating income (loss)	777	(9,984)		1,104		(8,103)
Other income (expense):
Investment income, net	1,498	—		—		1,498
Interest expense	(2,040)	—		754	j	(1,286)
Other, net	4,210	(1,097)	e	—		3,113
Total other income	3,668	(1,097)		754		3,325
Income (loss) from operations before equity in loss of unconsolidated affiliates and income taxes	4,445	(11,081)		1,858		(4,778)
Equity in loss of unconsolidated affiliates	112	—		—		112
Income tax benefit (expense)	409	1,494	e	(650)	j	1,253
Net income (loss)	4,966	(9,587)		1,208		(3,413)
Net loss attributable to non controlling interest	24	—		—		24
Net income (loss) attributable to the Company	$4,990	$(9,587)		$1,208		$(3,389)

INCOME (LOSS) PER SHARE
Basic and Diluted
Basic and diluted average shares outstanding	92,285,888	—		—		92,285,888
Net income (loss) attributable to the Company	$0.05	$(0.10)		$0.01		$(0.04)

See Notes to the Unaudited Pro Forma Consolidated Financial Statements

The St. Joe Company
Notes to the Unaudited Pro Forma Consolidated Financial Statements
Pro forma adjustments (a, b, c, d and e as referenced in the unaudited pro forma consolidated financial statements)

AgReserves Sale

a.
Pro forma adjustments to eliminate approximately $54 million of assets and approximately $13 million of liabilities sold in the AgReserves Sale. Included in the $13 million of liabilities is approximately $11 million of deferred revenue related to a 2006 rural land sale, where title had not yet transferred to the buyer and as part of the AgReserves Sale, AgReserves has assumed the Company's obligations to ultimately transfer title to the buyer.

b.
Pro forma adjustments to record the cash proceeds received from the AgReserves Sale, which is comprised of the $559 million purchase price, less the $200 million Timber Note and estimated closing costs of $11 million. Included in closing costs is approximately $2 million of costs related to the potential subsequent monetization of the Timber Note, which is discussed in the following paragraph.

In addition, subsequent to the AgReserves Sale the Company will contribute the Timber Note to a bankruptcy-remote, qualified special purpose entity (the “St. Joe QSPE”). The St. Joe QSPE will monetize the Timber Note by issuing debt securities to third party investors equal to 90% of the value of the Timber Note and expects to distribute approximately 80-90% of the net proceeds to the Company. The debt securities will be payable solely out of the assets of the St. Joe QSPE, which will principally consist of the Timber Note and the standby letter of credit. The investors holding the debt securities of the St. Joe QSPE will have no recourse against the Company for payment of the debt securities or related interest expense. The Company will retain a beneficial interest in the entity and expects to receive payment of the remaining principal amount of the Timber Note, less net interest expense and costs associated with the monetization of the Timber Note, on the maturity date of the Timber Note.

c.
Pro forma adjustments to reflect the estimated effects on income taxes. The net change in the deferred tax asset and liability is primarily due to the following: i) the Company recorded an estimated deferred tax liability of $73 million related to the receipt of the Timber Note, ii) the Company reversed $55 million of the valuation allowance recorded against the net deferred tax assets; and iii) the Company utilized approximately $10 million of the state net operating loss carryforwards that did not have a valuation allowance.

d.
Pro forma adjustment to reflect the estimated gain on the AgReserves Sale, which is comprised of the $559 million purchase price, less estimated closing costs of $11 million, less the carrying value of the assets and liabilities to be sold of $52 million, less estimated income tax expense of $108 million. In addition, the pro forma adjustment includes $11 million of deferred revenue recognized related to a 2006 rural land sale, where title had not yet transferred to the buyer and as part of the AgReserves Sale, AgReserves has assumed the Company's obligations to ultimately transfer title to the buyer.

The estimated income tax expense pro forma adjustment of $108 million included the expected reversals of valuation allowances of approximately $86 million for the utilization of the Company’s federal net operating loss carryforwards, the utilization of a portion of the Company’s state net operating loss carryforwards and net deferred tax assets recorded as of December 31, 2013.

e.
Pro forma adjustments for the estimated forestry operations related to the AgReserves Sale and certain other assets and inventory and rights under certain continuing leases and contracts. Pro forma adjustments do not include reductions in corporate overhead costs or restructuring costs.

RiverTown Sale

f.
Pro forma adjustments to eliminate approximately $23 million of assets and approximately $6 million of liabilities sold in the RiverTown Sale. As part of the RiverTown Sale, Mattamy also assumed the Company’s obligations for the Rivers Edge CDD, which only Rivers Edge CDD for platted property has been recorded as a liability on the Company's Consolidated Balance Sheet. The Company’s total outstanding Rivers Edge CDD assessments were $11.1 million as of December 31, 2013 and $11.0 million as of April 2, 2014.

g.
Pro forma adjustments to record the receipt of the RiverTown Sale purchase price of $43.6 million, which is comprised of approximately $24 million in cash less estimated closing costs of $0.4 million and the $19.6 million RiverTown Note.

h.	Pro forma adjustments to reflect the estimated effects on income taxes.

i.
Pro forma adjustment to reflect the estimated gain on the RiverTown Sale, which is comprised of the $43.6 million purchase price, less estimated closing costs of $0.4 million, less the carrying value of the assets and liabilities to be sold of $17 million, less estimated income tax expense of $10 million.

j.	Pro forma adjustments for the estimated operations related to RiverTown community assets sold. Pro forma adjustments do not include reductions in corporate overhead costs or restructuring costs.